UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2006

ACCENTIA BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in its Charter)

Florida	000-51383	04-3639490
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

324 South Hyde Park Ave., Suite 350

Tampa, Florida 33606

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (813) 864-2554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ACCENTIA BIOPHARMACEUTICALS, INC.

FORM 8-K

Item 1.01. Entry Into a Material Definitive Agreement.

On July 13, 2006, Accentia Biopharmaceuticals, Inc. (the “Company”) entered into an amendment to its credit facility with Laurus Master Fund, Ltd. (“Laurus”) under which the amount of the aggregate overadvance by Laurus to the Company under such credit facility was increased to $7.5 million. The purpose of the overadvance increase was to obtain new funding in the approximate amount of $5.0 million (before transaction expenses) to refinance the indebtedness of TEAMM Pharmaceuticals, Inc., a wholly owned subsidiary of the Company (“TEAMM”), to Harbinger Mezzanine Partners, LP. The terms of the increased overadvance are set forth in an overadvance letter agreement, dated July 13, 2006, among Laurus, the Company, and certain subsidiaries of the Company (the “Overadvance Agreement”). The Overadvance Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.

The Company’s credit facility with Laurus consists of two components: a term loan in the principal amount of approximately $9.4 million as of the date of this Form 8-K and a revolving loan in the maximum principal amount up to $5 million. In general, under the revolving loan, the Company has the right to borrow up to the sum of 85% of all of the eligible accounts receivable and 50% of eligible inventory (as defined in the credit facility). However, the Company may also request pursuant to the terms of the credit facility that Laurus lend amounts in excess of the maximum borrowing availability that would otherwise apply under the revolving loan. On December 29, 2005, Laurus made such an overadvance in the amount of $2.5 million, and that overadvance became due on July 2, 2006. The new Overadvance Agreement provided for the repayment of the prior $2.5 million overadvance and the extension of a new overadvance in the amount of $7.5 million (the “Overadvance”), resulting in new funds of $5.0 million to the Company before taking into account a $175,000 servicing fee payable to Laurus and before taking into account transaction expenses.

As required by the Overadvance Agreement, approximately $3.0 million of the newly advanced funds from Laurus were used to repay in full the remaining outstanding balance under the loan from Harbinger Mezzanine Partners, LP to TEAMM. The Company previously paid $2.0 million under the Harbinger indebtedness on June 30, 2006 from cash on hand. The remaining new funds from the Overadvance after transaction expenses are being used for general corporate purposes.

The other material terms and conditions of the Overadvance Agreement are as follows:

•	Immediately following the execution and delivery of the Overadvance Agreement, the Company will make a new borrowing under its revolving credit facility with Laurus against the eligible accounts receivable and eligible inventory of TEAMM, and such borrowing will be used to pay down the Overadvance. The Company anticipates that the amount of such borrowing will be approximately $2.5 million. Accordingly, the Overadvance Agreement provides that the maximum amount of the Overadvance will be automatically reduced to $5.0 million (from $7.5 million) as of July 31, 2006.

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•	Any portion of the Overadvance still outstanding on January 1, 2007 will be due and payable on January 1, 2007. However, if prior to January 1, 2007, the Company engages in any sale of all or any portion of its equity interest in TEAMM, or if TEAMM sells all or any portion of its assets (other than the sale of inventory in the ordinary course of business or certain sales of obsolete or unnecessary equipment), then the Overadvance must be repaid in an amount, to be determined by Laurus, up to the net proceeds received from such transaction.

•	The Overadvance will bear interest at the prime rate plus two percent (2.0%) per annum.

•	In consideration of the Overadvance and as provided in the Overadvance Agreement, the Company paid to Laurus a $175,000 servicing payment and issued to Laurus 100,000 shares of fully paid and nonassessable shares of the Company’s common stock, par value $.001 per share.

•	The Overadvance Agreement grants to Laurus piggyback registration rights with respect to the Company shares issued to Laurus under the agreement, subject to the prior registration rights of other third parties and subject to the right of an underwriter in an underwritten offering to reduce the shares being sold by Laurus under customary circumstances.

The shares issued by the Company to Laurus under the Overadvance Agreement were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D under the Securities Act. Such sale and issuance did not involve any public offering, was made without general solicitation or advertising, and Laurus represented to the Company that Laurus is an accredited investor with access to all relevant information necessary to evaluate the investment and that the shares were being acquired for investment purposes only.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registration.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Samuel S. Duffey
General Counsel

Date: July 19, 2006

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Overadvance Letter Agreement, dated July 13, 2006, among Laurus Master Fund, Ltd., Accentia Biopharmaceuticals, Inc., The Analytica Group, Inc., and TEAM Pharmaceuticals, Inc.

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